EXHIBIT 11.1


                    COMPUTATION OF EARNINGS (LOSS) PER SHARE



First Ecom.com
Year ended December 31, 2000
Computation of loss per share



Date                     Shares issued       No of days        Weighted average
                                             outstanding       No. of shares


1-Jan-00                   14,956,667            366              14,956,667
6-Mar-00                    3,228,500            301               2,655,133
31-Mar-00                      24,870            276                  18,754
26-Jul-00                   1,000,000            159                 434,426

Total (Basic)              19,210,037                             18,064,980

Loss for the year                                              $  17,809,461

Loss per share- basic                                          $        0.98